Exhibit 99.1

Terra Industries Inc.
600 Fourth Street
P.O. Box 6000
Sioux City, IA 51102-6000
Phone: (712) 277-1340
Fax: (712) 277-7383
www.terraindustries.com

NEWS
For immediate release	Contact: Joe A. Ewing
(712) 277-7305
jewing@terraindustries.com

Terra announces ammonium nitrate supply agreement with Orica

Sioux City, Iowa (July 22, 2005)—Terra Industries Inc. (NYSE: TRA) announced today that it has entered into a 10-year, renewable agreement to supply industrial grade ammonium nitrate (IGAN) and ammonium nitrate solution (ANS) to Orica USA Inc (Orica).

Terms of the agreement

Orica will provide technology and other support to Terra as Terra modifies the smaller of its two Yazoo City, Miss., ammonium nitrate (AN) towers, which is currently limited to converting ANS to agricultural grade AN, a prilled, dry fertilizer product. When modifications are complete, the tower will be equipped to convert ANS to either agricultural grade AN or IGAN, a prilled, low-density, industrial grade product. Orica will have exclusive rights to the converted tower’s IGAN production.

Terra has committed to begin supplying Orica with ANS at the commencement of the agreement and will supply IGAN when the tower modifications are complete in September 2006. By 2008, the supply of ANS and IGAN to Orica will account for up to 50 percent of the Yazoo City facility’s ANS capacity. Terra estimates the tower modifications will cost $10 million.

CEO’s remarks

Said Terra President and CEO Michael L. Bennett, “Terra is pleased with this opportunity to partner with a global leader in mining services. This long-term agreement adds a significant industrial customer to the Yazoo City facility’s agricultural base and allows Terra to more fully utilize the facility’s ANS and prilling capacity. The larger tower will continue to provide Terra 570,000 tons of annual capacity to serve our agricultural customers.

“The agreement also reflects Terra’s position as a leading international AN supplier,” Bennett continued. “Terra produces nearly 1.8 million short tons of AN per year at three facilities—two in England in addition to the one in Yazoo City. This scale permits us to continually invest in AN manufacturing and marketing.”

Forward-Looking statements

This news release may contain forward-looking statements, which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about Terra Industries Inc.’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements is set forth in Terra Industries Inc.’s most recent report on Form 10-K and Terra Industries Inc.’s other documents on file with the Securities and Exchange Commission. Terra Industries Inc. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

About Orica

Orica USA Inc. is a subsidiary of Orica Limited (ASX: ORI), an Australian publicly listed company. Its Mining Services business platform is Orica’s largest business, and offers a comprehensive range of blasting products, services and technology to the mining, quarrying and construction industries.

About Terra

Terra Industries Inc., with 2004 revenues of $1.9 billion, pro forma the Mississippi Chemical acquisition, is a leading international producer of nitrogen products.

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Note:	Terra Industries’ news announcements are also available on its web site, www.terraindustries.com.